Exhibit 99.2


Contacts:

Financial Community:                            Media:
--------------------                            ------
Alan H. Oshiki, Assistant Vice President        Brigid M. Smith,
President and Assistant Treasurer               Assistant Vice President
(203) 614-5629                                  Corporate Communications
aoshiki@czn.com                                 (203) 614-5042
                                                bsmith@czn.com

           CITIZENS UTILITIES DESCRIBES STRUCTURE AND STRATEGY OF NEW
                           TELECOMMUNICATIONS COMPANY

Stamford,  Connecticut,  August 13, 1998 - Citizens Utilities (NYSE: CZN, CZNPr)
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President  and Chief  Operating  Officer  Daryl A.  Ferguson  made the following statement today during a conference call with the financial community. The statement pertained to the new telecommunications company to be created as a result of the separation plan announced May 18, its structure and strategy, and the impact of these on Electric Lightwave, Inc., (NASDAQ: ELIX) in which Citizens has an 83% ownership stake.

"In May, during its teleconference with investors the day after the separation announcement, Citizens indicated that - in anticipation of the formation of the new telecommunications company -- it was studying the possible integration of Electric Lightwave with its incumbent local exchange carrier (ILEC) businesses. I am here today to report the results of that study."

"Citizens' telecommunications businesses, which include over 900,000 rural access lines and an 83% interest in Electric Lightwave, will reside under a holding company as yet unnamed. For planning purposes, we refer to this holding company as "NewCo.""

"While there are synergistic opportunities in purchasing, engineering and financing, we have determined that the best strategy is to operate Electric Lightwave and the ILEC businesses as separate and independent entities."

"NewCo's strategy will therefore be two-pronged: to grow both its ILEC and competitive local exchange carrier (CLEC) businesses to their fullest potential. The logic behind this strategy is very compelling."

"The existing ILEC businesses have the critical mass -- and will have the financial resources -- to become one of the nation's largest rural and suburban ILECs through aggressive internal and external growth. NewCo's ILEC businesses will serve primarily residential and small business customers."

"Electric Lightwave will continue to expand its regional network and market its data services nationally to medium and large businesses in urban areas. At this early stage in the company's history, it is our view that there is a great deal of value yet to be gained by further developing Electric Lightwave."

"At this time we see the ILEC businesses and Electric Lightwave as separate and distinct entities with different cultures, business strategies, markets and opportunities."

"As we have stated before, we believe that the separation will be a positive for Electric Lightwave because it transfers ownership from a diversified, heavily regulated utility company to a new company focused solely on telecommunications. The separation distances Electric Lightwave from the restrictive strategies historically imposed upon it."

"In fact - far from limiting Electric Lightwave in any way - the separation actually enlarges its range of value-enhancing opportunities. The company will be able to fully pursue its growth strategies and is in position to eventually participate in the consolidating CLEC industry."

"Electric Lightwave is clearly undervalued by the market. For example, on an enterprise value to revenue basis, the CLEC average is 5.6 times; the company is trading at 3.3 times. On enterprise value to property, plant and equipment (PP&E), the CLEC average is 6.9 times and the company is trading at 1.4 times. If Electric Lightwave was traded at CLEC averages, it would be trading at $28 or more, not $8.75."

"Electric Lightwave has all of the same options for achieving value as every other developing CLEC. It is our view that there is no strategic limitation whatsoever that should prevent the company from achieving a value comparable to the best of its peers."

Citizens Utilities provides Telecommunications Services and Public Services including natural gas distribution, electric distribution, water distribution and wastewater treatment services to approximately 1.8 million customers in 21 states. Citizens owns 83% of Electric Lightwave, Inc., a leading full-service, facilities-based integrated communications services provider, and has a significant investment in Centennial Cellular Corp. (NASDAQ:CYCL), a cellular telephone company. Citizens announced on May 18, 1998 that it intends to separate its telecommunications businesses and public services businesses into two stand-alone, publicly traded companies.

This news release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, weather conditions, changes in legal or regulatory policy, the company's ability to identify future markets and successfully expand existing ones and the mix of products and services offered in the company's target markets. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10K and 10Q. The company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.